Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2007 Long-Term Incentive Plan of Teekay Tankers Ltd. of our report dated October 18, 2007, with respect to the balance sheet of Teekay Tankers Ltd., and our report dated September 10, 2007, with respect to the combined carve-out financial statements of Teekay Tankers Predecessor, included in the Registration Statement (Form F-1 No. 333-147798) and related Prospectus of Teekay Tankers Ltd. dated December 12, 2007, filed with the Securities and Exchange Commission.

Vancouver, Canada December 13, 2007	/s/ Ernst & Young LLP Chartered Accountants